AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1999


                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                     BALLY TOTAL FITNESS HOLDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                          7991                    36-3228107
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     OF INCORPORATION           CLASSIFICATION CODE NUMBER)     IDENTIFICATION
     OR ORGANIZATION)                                               NUMBER)

                           8700 West Bryn Mawr Avenue
                            Chicago, Illinois, 60631
                                 (773) 380-3000
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              --------------------

                                 LEE S. HILLMAN
                     Bally Total Fitness Holding Corporation
                           8700 West Bryn Mawr Avenue
                             Chicago, Illinois 60631
                                 (773) 380-3000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              --------------------

                                    Copy to:
                                  IRV BERLINER
                   Benesch, Friedlander, Coplan & Aronoff LLP
                            2300 BP America Building
                                200 Public Square
                              Cleveland, Ohio 44114
                                 (216) 363-4500
                            -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   _____

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. __X__

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. _____

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. _____

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _____
                              --------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                          PROPOSED      PROPOSED
TITLE OF EACH CLASS         AMOUNT        MAXIMUM       MAXIMUM      AMOUNT OF
OF SECURITIES TO BE         TO BE      OFFERING PRICE   AGGREGATE   REGISTRATION
   REGISTERED             REGISTERED    PER SHARE(1)    OFFERING       FEE(1)
                                                        PRICE(1)
================================================================================

Common Stock, par value   275,312(3)        $31.69      $8,724,637      $2,425
$.01 per share(2)

================================================================================


(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the offering price and the registration fee applicable to the Common Stock is calculated upon the basis of the high and low prices of the Common Stock as reported on the New York Stock Exchange, Inc. Composite Transactions Reporting System on September 16, 1999.

(2) Associated with the Common Stock being offered are preferred stock purchase rights that will not be exercisable or evidence separately from the Common Stock prior to the occurrence of certain events.

(3) Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of shares of Common Stock of Bally as may be issued as a result of stock dividends, stock splits or similar transactions prior to the termination of this Registration Statement.

                              --------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 21, 1999


PROSPECTUS
----------

                                 275,312 SHARES


                     BALLY TOTAL FITNESS HOLDING CORPORATION


                                  COMMON STOCK

                              ---------------------


      This prospectus relates to 275,312 shares of our common stock that may be offered for sale or otherwise transferred from time to time by one or more of the selling stockholders identified in this prospectus. The aggregate net proceeds to the selling stockholders from the sale of the shares of Bally common stock will equal the sales price of such shares of common stock, less any commissions. See "Plan of Distribution". We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will pay the expenses incurred in registering the 275,312 shares of common stock, including legal and accounting fees.

      All of the 275,312 shares of common stock offered hereby may be issued in connection with the exchange of four promissory notes. The exchangeable promissory notes, which each have an original principal amount of three million three hundred thirty-seven thousand five hundred Canadian dollars (CDN) (CDN $3,337,500), were issued in connection with our July 1999 acquisition of The Sports Clubs of Canada, which operates ten upscale fitness centers in Toronto, Canada. On the date issued, each note had a value of US $2,236,801 and was exchangeable for 68,828 shares of common stock.

      Our common stock is traded on the New York Stock Exchange under the symbol "BFT". The last reported sales price of our common stock on the NYSE on September 20, 1999 was $32 15/16 per share. Our mailing address is 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631 and our telephone number is (773) 380-3000.

      INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                The date of this Prospectus is September 21, 1999

                                  RISK FACTORS

      This prospectus includes "Forward Looking Statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about our plans, strategies, and prospects. Although we believe our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to Bally or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

      NET LOSSES - WE REPORTED LOSSES IN 1995, 1996 AND 1997.

      Although we reported earnings before extraordinary items of $13.3 million in 1998, we reported losses before extraordinary items of $23.5 million, $24.9 million and $31.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. On a pro forma basis, adjusting the income tax provision/benefit as if we had filed our own separate consolidated tax return, the loss for 1995 would have been $38.5 million.

      SUBSTANTIAL LEVERAGE - OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF BALLY AND PREVENT US FROM FULFILLING OUR DEBT OBLIGATIONS.

      We have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could;

      o increase our vulnerability to general adverse economic and industry conditions;

      o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;

      o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

      o limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds.

      Failing to comply with any covenants contained in our indebtedness could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

      As of June 30, 1999, total indebtedness (including outstanding letters of credit of $6.5 million) was approximately $550.6 million. Long-term debt (less current maturities of $7.0 million) was approximately 72% of total capitalization.

      OUR NEW BUSINESS INITIATIVES -- THE POSITIVE RESULTS ACHIEVED FROM INTRODUCING NEW BUSINESS INITIATIVES DURING THE MOST RECENT TWO YEARS MAY NOT CONTINUE IN THE FUTURE.

      We have introduced a number of new business initiatives to capitalize on our brand identity, distribution infrastructure (approximately 350 facilities), significant member base (approximately four million members) and frequency of visitation. However, before 1998 we had not previously generated significant revenues from any of these new business initiatives and they may not be successful in the future. These initiatives primarily focus on selling ancillary products and services to our members within our fitness centers and include: providing personal training services, selling private-label nutritional products, opening retail stores within our fitness centers that sell nutritional products, work-out apparel and related accessories and rehabilitative and physical therapy services. We have limited experience in marketing new products to our members. The sale and marketing of nutritional products and work-out apparel and related accessories and the provision of rehabilitative and physical therapy services involve significant risk of competition. See " -- Competition." The provision of rehabilitative and physical therapy services also involves risks of government regulation. See " -- Government Regulation."

      RISKS ASSOCIATED WITH PRICING STRATEGY -- OUR PRICES FOR INITIAL MEMBERSHIP FEES AND MONTHLY DUES MAY BE SUBJECT TO COMPETITIVE PRESSURE IN SOME MARKETS.

      Competitive conditions in some markets in which we operate may limit our ability to maintain or increase pricing of initial membership fees and monthly dues.

      RISKS RELATED TO ACQUISITIONS -- OUR ACQUISITION STRATEGY MAY NOT BE PROFITABLE.

      A component of our business strategy is to identify and acquire fitness center operators in strategic geographic locations. However, we may not expand our operations and any expansion may not be profitable. The success of this strategy will depend upon a number of factors, including our ability to identify acceptable acquisition candidates in suitable locations, complete acquisitions on favorable terms, successfully integrate acquired businesses with our existing operations and expand our membership base at acquired locations. The failure to identify, evaluate and effectively integrate acquired businesses could adversely affect our operating results.

      COMPETITION -- WE MAY NOT BE ABLE TO CONTINUE TO COMPETE EFFECTIVELY IN EACH OF OUR MARKETS IN THE FUTURE.

      We are the largest operator, or among the largest operators, of fitness centers in every major market in which we operate fitness centers. Within each market, we compete with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals and businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. We also compete, to some extent, with entertainment and retail businesses for the discretionary income of our target markets. We may not be able to continue to compete effectively in each of our markets in the future.

      As we pursue new business initiatives, particularly the sale of nutritional products and apparel, we will be competing against large, established companies with more experience selling products on a retail basis. In some instances, our competitors for these products have substantially greater financial resources than us. We may not be able to compete effectively against these established companies.

      SEASONAL MEMBERSHIP FEE ORIGINATIONS

      Historically, we have experienced greater membership fee originations in the first quarter and lower membership fee originations in the fourth quarter. Our new products and services may have the effect of further increasing the seasonality of our business.

      GOVERNMENT REGULATION -- OUR OPERATIONS AND BUSINESS PRACTICES ARE SUBJECT TO REGULATION AND ANY CHANGES IN THE LAW MAY HAVE A MATERIAL ADVERSE EFFECT ON US.

      Our operations and business practices are subject to regulation at federal, state and local levels. The general rules and regulations of the Federal Trade Commission, and of state and local consumer protection agencies, apply to our advertising, sales and other trade practices. Any changes in any statutes, rules or regulations could cause us to change our operations and business practices and could increase the costs of regulatory compliance, either of which could have a material adverse effect on our financial condition and results of operations.

      POTENTIAL IMPACT OF ANTITAKEOVER PROVISIONS -- CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAKE IT MORE DIFFICULT TO ACQUIRE BALLY WITHOUT THE APPROVAL OF OUR DIRECTORS.

      Bally's Restated Certificate of Incorporation and the Amended and Restated By-Laws may inhibit changes in control of Bally not approved by our Board of Directors. These provisions include a stockholders rights plan, a classified Board of Directors, advance notice provisions for nominations for election of candidates to the Board of Directors and a "fair price provision". The stockholder rights plan, under which one right entitling the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a price of $40 per share (subject to adjustment) is attached to each outstanding share of common stock, renders an acquisition of control of Bally in a transaction not approved by the Board of Directors more difficult. Our 1996 Long-Term Incentive Plan provides for acceleration of stock options and restricted stock awards upon a change in control of Bally which has the effect of making an acquisition of control of Bally more expensive. These agreements may also inhibit a change in control of Bally and may have a negative effect on the market price of our common stock. The indenture governing subordinated promissory notes we issued also includes change in control provisions which provide, among other things, that upon a change in control of Bally, the holders of the subordinated promissory notes may require us to repurchase them at 101% of the principal amount. A change in control of Bally constitutes a default under our revolving credit agreement. In addition, some of our officers have severance compensation agreements that provide for substantial cash payments and acceleration of other benefits in the event of a change in control of Bally.

      DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS --WE HAVE NEVER PAID ANY DIVIDENDS TO OUR STOCKHOLDERS AND DO NOT ANTICIPATE DOING SO IN THE FORESEEABLE FUTURE.

      We have not made dividend payments on our common stock since we became a public company in January 1996 and do not anticipate paying dividends in the foreseeable future. The terms of our revolving credit agreement restrict us from paying dividends without the consent of the lenders during the term of the agreement. In addition, the indenture for our subordinated promissory notes generally limits dividends paid to the aggregate of 50% of consolidated net income earned after January 1, 1998 and our net proceeds from any stock offerings and the exercise of outstanding stock options and warrants.

      FUTURE SALE AND PRICE OF COMMON STOCK -- OUTSTANDING OPTIONS AND WARRANTS MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF SHARES OF COMMON STOCK.

      As of August 31, 1999, 23,912,776 shares of common stock were outstanding after giving effect to the issuance of the shares offered hereby. We have (i) outstanding options to purchase 2,326,977 shares of common stock with a weighted-average exercise price of $13.40 per share, and (ii) the ability to grant options to purchase an additional 1,337,750 shares of common stock under our stock option and purchase plans. In addition, we have outstanding warrants to purchase 2,942,805 shares of common stock at an exercise price of $5.26 per share. The warrants are held by the Chairman of the Board and the President and Chief Executive Officer of Bally and are exercisable until December 31, 2005. The effect, if any, on the market price of our common stock prevailing from time to time as a result of the additional shares of common stock that would be outstanding upon the exercise of stock options and warrants is unpredictable, and no assurance can be given that the effect will not be adverse.

       POTENTIAL IMPACT OF YEAR 2000 -- THE FINANCIAL INSTITUTIONS THAT WE DEAL WITH COULD EXPERIENCE YEAR 2000 PROBLEMS.

      We have completed an assessment of whether our systems and those of third parties which could have a material impact on our business will function properly with respect to dates in 2000 and thereafter. We have determined that our payroll applications require modification. We believe all critical system modifications have been completed and implemented except for our payroll systems. Necessary modifications to the payroll systems and initial testing has been completed. Final testing and implementation of these modifications is expected to be completed by the end of the third quarter of 1999 at an aggregate cost of less than $.1 million. We believe the only third parties that could have a material impact on our business are the major financial institutions that process our collections of installment receivables and monthly dues by electronic payment methods. We believe these financial institutions are currently working on modifications to their internal systems to insure those systems will function properly with respect to dates in 2000 and thereafter and expect these modifications will be completed in 1999. If any of these financial institutions do not complete their modifications, or if the modifications are not successful, it could have a material adverse effect on us. We do not anticipate the noncompliance, if any, with year 2000 of any of our non-information technology systems, such as embedded microcontrollers, will materially or adversely affect our business. We believe our worst case scenarios result primarily from third party non-compliance, if any, with year 2000. Due to our geographic dispersion, we believe the assessment of these scenarios and the development of contingency plans is not practical or feasible.

                                   THE COMPANY

      Bally, a Delaware corporation, is the largest commercial operator of fitness centers in North America in terms of revenues, number of members, and number and square footage of facilities. As of August 31, 1999, we operated approximately 350 fitness centers and had approximately four million members. Our fitness centers are concentrated in major metropolitan areas in 27 states and Canada, with approximately 275 fitness centers located in 23 of the top 25 population centers in the United States representing over 50% of the United States population. Our members made more than 100 million visits to our fitness centers in each of the past three years.

      Bally offers value to its members by providing access to state-of-the-art fitness facilities with affordable membership programs. Our fitness centers feature an outstanding selection of cardiovascular, conditioning and strength equipment and offer extensive aerobic and other group fitness training programs. In addition, many of our current fitness centers include pools, racquet courts or other athletic facilities. Our new fitness center prototype achieves efficiency by focusing on those fitness services our members use most frequently. We have clustered our fitness centers in major metropolitan areas in order to achieve marketing and operating efficiencies. Over 80% of our fitness centers are located in markets in which we have five or more facilities, with our largest concentrations in New York, Los Angeles, Chicago, Baltimore/Washington D.C., Dallas, Houston, Detroit, Miami, Toronto and Philadelphia.

      The majority of our fitness centers use the service mark "Bally Total Fitness(R)", including ten that are known as "Bally Sports Clubs(SM)". The nationwide use of the service mark enhances brand identity and adds advertising efficiencies. The prior practice of using more than 25 different regional service marks and trade names was eliminated in 1996. As a result of acquisitions in 1998 and 1999, we also operate ten upscale fitness centers as "The Sports Clubs of Canada(TM)", seven fitness centers as "Pinnacle Fitness(R)" and three as "Gorilla Sports(SM)" and plan to expand the use of these brands.

      Our primary target market for new members is the 18 to 34-year old, middle income segments of the population, with secondary target markets including older and higher income segments. We market ourselves to these consumer segments through the use of a variety of membership options and payment plans. Our membership options range from single-club memberships to our most popular premium memberships, which provide additional amenities and access to all of our fitness centers nationwide. Similarly, we offer a broad range of payment alternatives. Typically, our members pay an initial membership fee which can either be financed or paid-in-full at the time of joining. Members who choose to finance their initial membership fee generally do so for up to 36 months, subject to state and local regulation and minimum down payment requirements. In addition to the initial membership fee, members are generally required to pay monthly membership dues in order to use our fitness facilities. We believe the various memberships and payment plans offered, in addition to our strong brand identity and the convenience of multiple locations, constitute distinct competitive advantages.

                       WHERE YOU CAN FIND MORE INFORMATION

      Bally is subject to the information requirements of the Securities Exchange Act of 1934, and therefore, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy all of this information at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Commission maintains a web site at http://www.sec.gov that also contains this and other information. Further, our common stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning Bally are available for inspection at the offices of the New York Exchange located at 20 Broad Street, New York, New York 10005.

      This prospectus, which constitutes a part of a registration statement on Form S-3 filed by Bally with the Commission under the Securities Act of 1933, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to Bally and the shares of common stock offered hereby. Furthermore, statements contained in this prospectus or in any document incorporated in this prospectus by reference regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the Commission as an exhibit to the registration statement.

      The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the registration statement of which this prospectus is a part is no longer effective:

      (1) Bally's annual report on Form 10-K for the year ended December 31, 1998 (file no. 0-27478);

      (2) Bally's current report on Form 8-K, filed with the Commission on April 29, 1999;

      (3) Bally's current report on Form 8-K, filed with the Commission on April 30, 1999;

      (4) Bally's quarterly report on Form 10-Q for the quarter ended March 31, 1999 (file no. 0-27478);

      (5) Bally's current report on Form 8-K, filed with the Commission on August 3, 1999;

      (6) Bally's quarterly report on Form 10-Q for the quarter ended June 30, 1999 (file no. 0-27478); and

      (7) the description of Bally's common stock contained in Bally's registration statement on Form 8-A/A filed with the Commission on January 3, 1996 (file no. 0-27478).

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus has been delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated into this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for such copies should be directed to the Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, telephone (773) 380-3000. Persons requesting copies of exhibits that were not specifically incorporated by reference in such documents will be charged the costs of reproduction.

                                 USE OF PROCEEDS

      The shares of our common stock being offered are for the account of the selling stockholders. Accordingly, Bally will not receive any proceeds from the shares being sold in this Offering.


                              SELLING STOCKHOLDERS

      The shares of common stock offered hereby are issuable by Bally upon exchange of four promissory notes. Each exchangeable promissory note has an original principal balance of CDN $3,337,500 and is exchangeable into shares of our common stock at any time prior to their maturity on July 20, 2001. The selling stockholders may exchange all or a portion of the principal amount of a promissory note for shares of common stock at any time prior to maturity of the note, provided that at least 25% of the principal balance of a promissory note is exchanged at the time of each exchange. The exchangeable promissory notes were issued in connection with our July 1999 acquisition of The Sports Clubs of Canada, which operates ten upscale fitness centers in Toronto, Canada.

      The following table sets forth with respect to each of the selling stockholders (i) the number of shares of common stock owned as of August 31, 1999 and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock which may be sold in this offering, and (iii) the number of shares of common stock which will be owned after the offering, assuming the sale of all the shares of common stock offered hereby:



                       Shares of Common Stock  Number of  Shares of Common Stock
                       Owned Prior to This      Shares       Owned After This
                             Offering           Offered          Offering
                       ----------------------  ---------  ----------------------

The Marnie Kell Trust           ---             68,828              ---

Permanent                       ---             54,443              ---
Developments Limited

The Michael Levy                ---             47,835              ---
Trust

The Louis                       ---             34,414              ---
Silverstein Family
Trust

The Louis                       ---             28,839              ---
Silverstein Trust

Michael S. Levy                 ---             18,102              ---

Cardel Leasing                  ---             14,385              ---
Limited

Roslyn Silverstein              ---              5,575              ---

The Levy Family Trust           ---              2,891              ---


      Michael S. Levy has served as President of BTF Canada Corporation, a controlled subsidiary of Bally, since July 1999. In addition, the table assumes exchange of the convertible promissory notes in full for shares of common stock after the date of this prospectus.


                              PLAN OF DISTRIBUTION

      The purpose of this prospectus is to permit the selling stockholders to offer for sale or to sell shares of common stock at such time and at such prices as they, in their sole discretion, choose. Bally will not receive any of the proceeds from these offerings or sales.

      The selling stockholders may sell or distribute some or all of their shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the NYSE or other exchanges on which our common stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from the purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved.

To the extent required, we will file, during any period in which offers or sale are being made, one or more supplements to this prospectus to set forth any other material information with respect to the plan of distribution not previously disclosed.

      The selling stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act.

      In connection with the offer and sale of the shares of common stock by the selling stockholders, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a selling stockholders engages such broker-dealer and in any state where such broker-dealer intends to offer and sell shares.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market activities with respect to common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10B-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares offered hereby.

      Bally will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. The selling stockholders may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Bally may agree to indemnify the selling stockholders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

      We have agreed, subject to certain suspensions of effectiveness and adjustments to the period of effectiveness, to keep the registration statement continuously effective until all the shares of common stock offered hereby are sold or the maturity of the exchangeable promissory notes on July 20, 2001, whichever is earlier. Bally and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, in connection with the registration of the shares.


                                  LEGAL MATTERS

      The validity, authorization and issuance of the shares offered hereby will be passed upon for Bally by Benesch, Friedlander, Coplan & Aronoff LLP of Cleveland, Ohio. Certain attorneys at Benesch, Friedlander, Coplan & Aronoff LLP own shares of common stock.


                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the years ended December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Bally. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this prospectus or the affairs of Bally since the date thereof.


                             -----------------------


                                TABLE OF CONTENTS


                                                      Page
                                                      ----

                        Risk Factors....................2
                        The Company.....................5
                        Where You Can Find More
                         Information....................6
                        Use of Proceeds.................7
                        Selling Stockholders............7
                        Plan of Distribution............7
                        Legal Matters...................8
                        Experts.........................8


================================================================================


                                 275,312 SHARES

                              BALLY TOTAL FITNESS
                              HOLDING CORPORATION

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                  ------------

                               SEPTEMBER 21, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth expenses in connection with the issuance of the Shares being registered. All of the amounts shown are estimates, except the registration and listing fees:


      SEC registration fee..........................................    $ 2,425

      Accounting fees and expenses..................................      5,000

      Legal fees and expenses ......................................      5,000

      Miscellaneous expenses .......................................        575
                                                                        -------

            Total ..................................................    $13,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits the indemnification of the directors and officers of the Company. Bally's By-laws provide that we will indemnify our officers, directors, employees and agents to the extent permitted by the Delaware law.

     Bally's Certificate of Incorporation provides for the indemnification of directors and officers of Bally, and persons who serve or served at the request of Bally as a director, officer, employee or agent of another corporation, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, provided, however, that Bally shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors. In the event a claim for indemnification by any person has not been paid in full by Bally after written request has been received, the claimant may at any time thereafter bring suit against Bally to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in Bally's Certificate of Incorporation is a contract right and includes the right to be paid by Bally the expenses incurred in defending any such proceeding in advance of its final disposition. Bally maintains insurance, to protect itself and any director, officer, employee or agent of Bally against any such expense, liability or loss, whether or not Bally would have the power to indemnify such person against such expense, liability or loss under state law.

     Bally has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require, among other things, Bally to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Bally also indemnifies and advances all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and covers directors and officers under Bally's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in Bally's Certificate of Incorporation, they provide greater assurance to directors and officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or stockholders of Bally to eliminate the rights provided therein.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits

     5.1   Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

     23.1  Consent of Ernst & Young LLP.

     23.2  Consent of Benesch, Friedlander, Coplan & Aronoff LLP
           (set forth in Exhibit 5.1 hereto).

     24.1  Powers of Attorney for Bally (set forth on the signature page).

ITEM 17. UNDERTAKINGS.

     (a)   The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON SEPTEMBER 21, 1999


                                       BALLY TOTAL FITNESS HOLDING CORPORATION


                                       By: /s/ John W. Dwyer
                                           -----------------------------------
                                           John W. Dwyer
                                           Executive Vice President, Chief
                                           Financial Officer and Treasurer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Lee S. Hillman and John W. Dwyer, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.


SIGNATURE                       TITLE                         DATE
---------                       -----                         ----

/s/ Arthur M. Goldberg          Chairman of the Board of      September 21, 1999
-----------------------------   of Directors
Arthur M. Goldberg


/s/ Lee S. Hillman              Chief Executive Officer,      September 21, 1999
-----------------------------   President and Director
Lee S. Hillman


/s/ John W. Dwyer               Executive Vice President,     September 21, 1999
-----------------------------   Chief Financial Officer
John W. Dwyer                   and Treasurer


/s/ Geoffrey M. Scheitlin       Vice President and            September 21, 1999
-----------------------------   Controller
Geoffrey M. Scheitlin


/s/ Aubrey C. Lewis             Director                      September 21, 1999
-----------------------------
Aubrey C. Lewis


/s/ J. Kenneth Looloian         Director                      September 21, 1999
-----------------------------
J. Kenneth Looloian


/s/ James F. Mc Anally, M. D.   Director                      September 21, 1999
-----------------------------
James F. Mc Anally, M.D.


/s/ Liza M. Walsh               Director                      September 21, 1999
-----------------------------
Liza M. Walsh


                                  EXHIBIT INDEX


EXHIBIT
   NO      DESCRIPTION
-------    -----------

5.1        Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

23.1       Consent of Ernst & Young LLP.

23.2       Consent of Benesch, Friedlander, Coplan & Aronoff LLP
           (set forth in Exhibit 5.1 hereto).

24.1       Powers of Attorney for Bally (set forth on the signature page).

                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333- ____) and related Prospectus of Bally Total Fitness Holding Corporation for the registration of 275,312 shares of its common stock and to the incorporation by reference therein of our report dated February 11, 1999, with respect to the consolidated financial statements and schedule of Bally Total Fitness Holding Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 , filed with the Securities and Exchange Commission.





ERNST & YOUNG LLP

Chicago, Illinois
September 21, 1999

                                                                     Exhibit 5.1




September 21, 1999



Board of Directors
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr
Chicago, Illinois 60631

Re:   Registration Statement on Form S-3

Gentlemen:

Bally Total Fitness Holding Corporation, a Delaware corporation (collectively with its directly and indirectly owned subsidiaries, the "Company"), has filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, a Registration Statement on Form S-3 (the "Registration Statement"), which Registration Statement relates to a proposed public offering of 275,312 shares of common stock, par value $.01 per share, of the Company ("Common Stock") which may be issued upon the exchange, in whole or in part, of four promissory notes issued by the Company, which each have an original principal balance of three million three hundred thirty-seven thousand five hundred Canadian dollars (CDN $3,337,500) (each a "Promissory Note" and, collectively, the "Promissory Notes").

You have requested our opinion in connection with the Company's filing of the Registration Statement. In this regard, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter including, without limitation, each Promissory Note, the Company's Certificate of Incorporation and the Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to facts material to the opinions expressed in this letter, we have relied on statements and certificates of officers of the Company and of state authorities.

We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

The opinion expressed herein assumes that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly as they relate to corporate authority and the Company's good standing under Delaware law.

On the basis of and in reliance on the foregoing, we are of the opinion that the shares of Common Stock issuable upon exchange of the Promissory Notes, when and if issued and paid for in accordance with the terms of each Promissory Note, will be validly issued, fully paid and nonassessable.

The opinion in this letter is rendered in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to being named in the Registration Statement under the heading "Legal Matters" as counsel to the Company.

Very truly yours,


BENESCH, FRIEDLANDER,
COPLAN & ARONOFF LLP